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                                                                       Exhibit 5

            [PARKER, MILLIKEN, CLARK, O'HARA & SAMUELIAN LETTERHEAD]





                                              August 23, 1996



JMAR Industries, Inc.
3956 Sorrento Valley Boulevard
San Diego, California 92121

Gentlemen:

                 This opinion is rendered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 20,000 shares of the Company's $.01 par value Common Stock which are currently issued and outstanding and 7,500 shares of Common Stock which are authorized for issuance upon the exercise of a warrant (the "Warrant") granted to Chris McGill pursuant to a Consulting Agreement.

                 In rendering this opinion, we have examined and relied upon, among other things, originals or copies, identified to our satisfaction as being true copies, of the following: Certificate of Incorporation of the Company, as amended to date; Bylaws of the Company, as amended to date; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, we have, when the relevant facts were not independently established by us, relied upon the documents we have examined or upon certificates of officers of the Company. In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

                 We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are attorneys duly admitted and qualified to practice in the State of California and we express no opinion as to the laws of any other jurisdiction except United States federal law.

                 On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the 20,000 shares of the Company's Common Stock which are issued and outstanding have been duly and validly authorized, validly issued, fully paid and nonassessable,
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JMAR Industries, Inc.
August 23, 1996
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and (ii) the 7,500 shares reserved for issuance under the Warrant have been duly and validly authorized and reserved for issuance upon the exercise of Warrant and the shares, upon issuance pursuant to the provisions of the Warrant, including receipt of the required consideration, will be validly issued, fully paid and nonassessable.

                 We hereby consent to the use of our name and inclusion of this opinion as an Exhibit to the attached Form S-8 Registration Statement.

                 This opinion is intended solely for the use of the Company and the Securities and Exchange Commission in connection with the Company's registration under the Act, pursuant to a Registration Statement on Form S-8, of the 20,000 shares and the 7,500 shares of Common Stock reserved for issuance under the Warrant, and may not be relied upon by any other party or for any other purpose.


                                Very truly yours,



                                Parker, Milliken, Clark, O'Hara
                                Samuelian, P.C.